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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:        John Doorley, Press Contact
                 Whitehouse Station, N.J. -- (908) 423-4081
                 Home -- (908) 232-2052

                 Jim Hinrichs, Investor Contact
                 Whitehouse Station, N.J. -- (908) 423-6883


         MERCK BOARD DECLARES DIVIDEND AND APPROVES $3 BILLION TREASURY
                             STOCK PURCHASE PROGRAM


         WHITEHOUSE STATION, NJ, November 28, 1995 -- The Board of Directors of Merck & Co., Inc., in two separate actions today, declared a quarterly dividend of 34 cents a share and approved a new $3 billion treasury stock purchase program.

The Board declared a quarterly dividend of 34 cents a share on the Company's common stock for the first quarter of 1996. The 34-cent dividend is payable January 2, 1996 to stockholders of record at the close of business on December 8, 1995.

The Board of Directors of Merck & Co., Inc. today also approved purchases over time of up to an additional $3 billion of its common stock for its treasury.

The Company is currently completing purchases under a November 1994, $2 billion authorization. Through September 30, 1995 the Company spent $1.3 billion to acquire 29 million shares under the November 1994, $2 billion authorization. Under prior approvals during the period 1985 through 1994, the Company spent $4.7 billion to acquire 223 million shares of its stock on the open market. Merck currently has approximately 1,230 million shares outstanding.

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Treasury stock purchases will be made on the open market in block transactions and in privately negotiated transactions. Purchases may be suspended from time to time or discontinued. Shares acquired will be available for use under the Company's employee benefit programs and for other general corporate purposes.

Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufacturers and markets a broad range of innovative products to improve human and animal health. The Merck-Medco Managed Care Division manages pharmacy benefits for employers, insurers and other plan sponsors, encouraging the appropriate use of medicines and providing disease management programs. Through these complementary capabilities, Merck works to improve quality of life and contain overall health-care costs.

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